Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025,
T2 Biosystems, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of T2 Biosystems, Inc. effective at the opening of the trading session on July 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).
The Company was notified of the Staff determination on November 7, 2024.
On November 14, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On January 9, 2025, the hearing was held. On December 12, 2024, Staff issued an Additional Staff Delist Determination Letter.
On February 10 ,2025, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company security was suspended on February 12, 2025. The Staff determination to delist the Company security became final on February 12, 2025.